Exhibit 23.2

KPMG LLP Suite 900 10 South Broadway St. Louis, MO 63102-1761

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 28, 2023, with respect to the consolidated financial statements of Cass Information Systems, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP

St. Louis, Missouri

April 19, 2023

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.